Exhibit 99.1
ANTHERA ISSUES FIRST QUARTER 2010 FINANCIAL REPORT
HAYWARD, CA – May 6, 2010 – Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), today issued its first quarter 2010 financial report.
Financial Results
Total operating expenses for the first quarter ended March 31, 2010, were $6.5 million, as compared to $3.8 million for the same period in 2009. The increase in operating expenses was primarily the result of a $3.5 million non-cash charge related to milestone payments recorded in connection with the initiation of the Company’s Phase 3 clinical study of A-002 – VISTA-16 (Vascular Inflammation Suppression to Treat Acute Coronary Syndrome – 16 Weeks), which were paid through the issuance of 531,914 shares of common stock. Anthera’s operating expenses also were driven by an increase in professional service expenses related to the Company’s financial audit and other costs associated with operating as a public company. The increases in milestone payments and G&A expense were offset by a decrease in clinical study expenses due to the completion of Anthera’s Phase 2b clinical study of A-002 – FRANCIS (Fewer Recurrent Acute Coronary Events with Near-term Cardiovascular Inflammation Suppression) in acute coronary syndrome patients with high levels of inflammation and dislipidemia.
For the first quarter ended March 31, 2010, Anthera reported a net loss of $11.1 million, or $0.83 per share, as compared to a net loss of $3.8 million, or $2.57 per share, for the same period in 2009. The increase in net loss was primarily the result of $8.0 million in non-cash charges consisting of the $3.5 million milestone payment noted above and a $4.5 million non- cash charge recorded as part of interest and other expense related to the amortization of discounts on the Company’s convertible promissory notes and the mark- to-market adjustment relating to warrants and embedded derivative connected to the Company’s convertible promissory notes. These convertible promissory notes were converted into shares of Anthera’s common stock upon the completion of the Company’s initial public offering (IPO) at a 25% discount to the IPO price. The conversion discount is the primary driver for the $4.5 million non-cash charge recorded in the current quarter.
Anthera ended the first quarter of 2010 with $56.7 million in cash and cash equivalents, primarily as a result of completing its IPO on March 4, 2010 and a private placement of common stock to certain existing investors.
Recent Business Highlights
Financial
•	Anthera raised $54.2 million in the first quarter of 2010 through the public and private markets. The net proceeds from the Company’s IPO of 6.0 million shares were approximately $37.1 million. Anthera completed a private placement of 2.6 million shares of common stock to certain of its existing investors, raising an additional $17.1 million.

•	On April 6, 2010, the underwriters of the IPO purchased 604,492 shares of Anthera’s common stock at a price of $7.00 per share through the exercise of an over-allotment option, resulting in net proceeds to the Company of $4.0 million.
Regulatory
•	A-002: In February, Anthera and the U.S. Food and Drug Administration (FDA) reached an agreement on the VISTA-16 Special Protocol Assessment (SPA). VISTA-16 will enroll up to 6,500 acute coronary syndrome patients who will be randomized to treatment with A-002, an oral secretory phospholipase A2 or sPLA2 inhibitor, or placebo in combination with any dose of atorvastatin plus standard of care for 16 weeks. After at least 1,000 patients have completed treatment, an independent panel will conduct a blinded biomarker futility analysis to examine the pharmacological impact of A-002 on known measures of cardiovascular (CV) risk, including C-reactive protein or CRP, interleukin-6 or IL-6, lower-density lipoprotein cholesterol or LDL-C and sPLA2.
•	A-623: Anthera continues to make progress to re-activate the Investigational New Drug Application (IND) for A-623, which would allow the start of the PEARL-SC (A Randomized, Double-Blind Phase 2b Study to Evaluate the Efficacy, Safety, and Tolerability of A-623 AdministRation in Subjects with Systemic Lupus Erythematosus) study. The Company has received an IND advice letter from the FDA and remains on track for beginning enrollment in the second half of 2010.
Clinical
•	Anthera and its global clinical research organization (CRO) partner initiated site selection for the VISTA-16 Phase 3 study. The Company anticipates enrolling the first patient during the second quarter of 2010. Stephen Nicholls, MD, John Kastelein, MD, and Greg Schwartz, MD, along with the Cleveland Clinic Coordinating Center for Clinical Research (C5) will provide executive oversight of the study.
•	Anthera and its global CRO partner initiated site selection for the PEARL-SC study, which will examine the therapeutic benefit of A-623 in patients with systemic lupus erythematosus (SLE). The Company anticipates enrolling the first patient during the second half of 2010.
Manufacturing
•	Anthera began labeling the initial clinical A-002 tablets for the VISTA-16 Phase 3 study. This inventory is sufficient for completion of the biomarker futility analysis.
•	The Company began transfer of A-623 material from Amgen for conversion into clinical study product. Initial product conversion is expected to be sufficient to complete enrollment and treatment of the first 120 patients.
•	Scale up planning for 100 Liter scale fermentation of A-623 product was initiated.

Management
•	Anthera elected Daniel K. Spiegelman to its Board of Directors and as Chairman of the Audit Committee. Mr. Spiegelman has served in executive roles at CV Therapeutics, Inc., and Genentech, Inc. Mr. Spiegelman serves on the Boards of Directors of Affymax, Inc., Cyclacel Pharmaceuticals, Inc., Omeros Corporation and Oncothyreon, Inc.
•	Anthera announced Georgina Kilfoil joined the Company in the newly created position of Senior Vice President of Product Development and Clinical Operations. Ms. Kilfoil joins the Company from InClin, Inc. Ms. Kilfoil’s relationship with the Anthera management team reaches back to her position as Vice President of Alliances and Project Management at Peninsula Pharmaceuticals, a company founded by Anthera’s Chief Executive Officer.
In conjunction with the release of the first quarter 2010 financial report, Anthera will host a conference call at 5 pm Eastern Time today, May 6, 2010. U.S. and Canadian participants may dial (877) 312-8807; international participants may dial (253) 237-1190. The conference passcode is 70784350. To access the 24-hour audio replay, U.S. and Canadian participants may dial (800) 642-1687; international participants may dial (706) 645-9291. The conference ID for the replay is 70784350. The audio replay will be available until May 13, 2010. This conference call will be webcast live and archived on Anthera’s website until May 6, 2011, www.anthera.com.
About Anthera Pharmaceuticals
Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has one Phase 3-ready clinical program, A-002, and two Phase 2 clinical programs, A-623 and A-001. A-002 and A-001 inhibit a novel enzyme target known as sPLA2. Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease (CAD). Anthera’s Phase 2 product candidate, A-623, targets elevated levels of B-lymphocyte stimulator, or BLyS, which has been associated with a variety of B-cell mediated autoimmune diseases, including systemic lupus erythematosus, or lupus. For more information, please visit www.anthera.com.
Safe Harbor Statement
Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to the anticipated initiation of Anthera’s clinical studies, anticipated duration and expected results of these studies, and the progression of Anthera’s products through future stages of clinical development. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in the Company’s public filings with the Securities and Exchange Commission, including Anthera’s final prospectus relating to its initial public offering filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on March 2, 2010. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.
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CONTACT: Juliane Snowden of Burns McClellan, Inc., jsnowden@burnsmc.com or 212.213.0006.

ANTHERA PHARMACEUTICALS, INC.
A Development Stage Company
STATEMENT OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2010	2009
OPERATING EXPENSE:
Research and development	$5,241,814	$2,914,766
General and administrative	1,224,110	846,243

Total operating expense	6,465,924	3,761,009

LOSS FROM OPERATIONS:	(6,465,924)	(3,761,009)

OTHER INCOME (EXPENSE):
Interest and other income	3,301	13,046
Interest and other expense	(4,641,169)	(37,397)

Total other income (expense)	(4,637,868)	(24,351)

NET LOSS	$(11,103,792)	$(3,785,360)

Net loss per share—basic and diluted	$(0.83)	$(2.57)

Weighted-average number of shares used in per share calculation — basic and diluted	13,344,231	1,470,722

ANTHERA PHARMACEUTICALS, INC.
A Development Stage Company
BALANCE SHEET DATA
(unaudited)

	March 31,	December 31,
	2010	2009
Cash and cash equivalents	$56,661,609	$3,803,384
Total assets	$57,036,331	$5,888,789
Total notes payable	$—	$13,129,877
Total warrant and derivative liabilities	$—	$406,130
Total current liabilities	$4,304,457	$18,167,645
Deficit accumulated during development stage	$(76,333,744)	$(65,229,952)
Total shareholders’ equity (deficit)	$52,731,874	$(12,278,856)

Common shares outstanding	21,589,588	1,566,199
Preferred shares outstanding	—	8,146,308